EXHIBIT 10.8

STANDARD FORM OF OFFICE LEASE
The Real Estate Board of New York, Inc.

Agreement of Lease, made as of this 21st day of February in the year 2012, between SHELVIN PLAZA ASSOCIATES LLC with offices at 600 Old Country Road, Suite 425, Garden City, NY  11530, party of the first part, hereinafter referred to as OWNER/LANDLORD and ACE MARKETING & PROMOTIONS, INC. with offices at 457 Rockaway Avenue, Valley Stream, NY  11581, and party of the second part, hereinafter referred to as TENANT,

Witnesseth: Owner hereby leases to Tenant and Tenant hereby hires from Owner a portion of the Fifth Floor known as Suite 541 which the parties agree contains 4,243 square feet in a Building which the parties agree contains 183,022 square feet which constitutes 2.4% of the rentable area (Demised Premises), in the building known as 600 Old Country Road, Garden City, NY  11530 in the County of Nassau, for the term of Five (5) years & Three (3) Months, (or until such term shall sooner cease and expire as hereinafter provided) to commence on the 1st day of April in the year 2012, and to the end on the 30th day of June in the year 2017, and both dates inclusive, at the annual rental rate of Base Rent as set forth on Schedule "A" attached hereto, which Tenant agrees to pay in lawful money of the United States, which shall be legal tender in payment of all debt and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month, during said term, at the Office of Owner or such other place as Owner may designate, without any setoff or deduction whatsoever, except that Tenant shall pay the first monthly installment(s) on the execution hereof (unless this lease be a renewal).

In the event that, at the commencement of the term of this lease, or thereafter, Tenant shall be in default in the payment of rent to Owner pursuant to the terms of another lease with Owner or with Owner's predecessor interest, Owner may at Owner's option and without notice to Tenant add the amount of such arrears to any monthly installment of rent payable hereunder and the same shall be payable to Owner as additional rent.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

Rent:	1. Tenant shall pay the rent as above and as hereinafter provided.

Occupancy:	2. Tenant shall use and occupy the demised premises for general, executive and for no other purpose.

Tenant
Alterations:
3. Tenant shall make no changes in or to the demised premises of any nature without Owner's prior written consent. Subject to the prior written consent of Owner, and to me provisions of this article, Tenant, at Tenant's expense, may make alterations, installations, additions or improvements which are non-structural and which do not affect utility services or plumbing and electrical lines, in or to the interior of the demised premises, by using contractors or mechanics first approved in each instance by Owner. Tenant shall, before making any alterations, additions, installations or improvements, at its expense, obtain all permits, approval and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicates of all such permits, approvals and certificates to Owner and Tenant agrees to carry, and will cause Tenant's contractors and sub-contractors to carry, such worker's compensation, commercial general liability, personal and property damage insurance as Owner may require. If any mechanic's lien is filed against the demised premises, or the building of which the same forms a part, for work claimed to have been done for, or materials furnished to. Tenant, whether or not done pursuant to this article, the same shall be discharged by Tenant within thirty days thereafter, at Tenant's expense, by payment or filing a bond as permitted by law All fixtures and all paneling, partitions, railings and like installations, installed in the demised premises at any time, either by Tenant or by Owner on Tenant's behalf shall, upon installation, become the property of Owner and shall remain upon and be surrendered with the demised premises as the termination of this lease, elects to relinquish Owner's right thereto and to have them removed by Tenant, in which event the same shall be removed to the demised premises by Tenant prior to the expiration of the lease, at Tenant's expense. Nothing in this article shall be construed to give Owner title to, or to prevent Tenant's removal of, trade fixtures, moveable office furniture and equipment, but upon removal of, same from the demised premises Or upon removal, of other installations as may be required by Owner, Tenant shall immediately, and at its expense, repair and restore the demised premises to the condition existing prior to any such installations, and repair any damage to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the demised premises after Tenant's removal shall be deemed abandoned and may, at the election of Owner either be retained as Owner's property or may be removed from the demised premises by Owner, at Tenant's expense.

Maintenance
and
Repairs:
4. Tenant shall, throughout the term of this lease, take good care of the demised premises and the fixtures and appurtenances therein. Tenant shall be responsible injury to the demised premises or any other part of the building and the systems and equipment thereof, whether requiring structural or nonstructural repairs caused by or resulting from, carelessness, omission, neglect or improper conduct of Tenant, Tenant's subtenants, agents, employees, invitees or licensees, or which arise out of any work, labor, service or equipment done for, or supplied to, Tenant or any subtenant, or arising out of the installation, use or operation of the property or equipment of Tenant or any subtenant. Tenant shall also repair all damage to the building and the demised premises caused by the moving of Tenant's fixtures, furniture and, equipment Tenant shall promptly make, at Tenant's expense, all repairs in ' and to the demised premises for which Tenant is responsible, using only the contractor for the trade or trades in question, selected from a list of at least two contractors per trade submitted by Owner. Any other repairs in or to the building or the facilities and systems thereof, for which Tenant is responsible, shall be performed by Owner at the Tenant's expense. Owner shall maintain in good working order and repair the exterior and the structural portions of the building, including the structural portions of the demised premises and the public portions of the building interior and the building plumbing, electrical, heating and ventilating systems (to the extent such systems presently exist) serving the demised premises. Tenant agrees to give prompt notice of any defective condition in the demised premises for which Owner may be responsible hereunder. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or others making repairs, alterations, additions or improvements in or to any portion of the building or the demised premises, or in and to the fixtures, appurtenances or equipment thereof. It is specifically agreed that Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Owner to comply with the covenants of this or any other article of this lease. Tenant agrees that Tenant's sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 4 shall not apply in the case of fire or other casualty, which are dealt with in Article 9 hereof.

Window
Cleaning:
5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of Section 202 of the Labor Law or any other applicable law, or of the Rules of the Board of Standards and Appeals, or of any other Board or body having or asserting jurisdiction.

Requirements
of Law
Fire Insurance,
Floor Loads:
6. Prior to the commencement of the lease term, if Tenant is then in possession, and at all times thereafter, Tenant, at Tenant's sole cost and expense, shall promptly comply with all present and future laws, orders and regulations of all state, federal municipal and local governments, departments, commissions and boards and any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters, Insurance Services Office, or any similar body which shall impose any premises, whether or not arising out of Tenant's use or manner of use thereof, (including Tenant's permitted use) or, with respect to the building if arising out of Tenant's use or manner of use of the demised premises or the building (including the use permitted under the ease). Nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has, by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements with respect thereto. Tenant may, after securing Owner to Owner's satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorney's fees, by cash deposit or by surety bond in an amount and in a company satisfactory to Owner. contest and appeal any such laws, ordinances, orders, rules, regulations or requirements provided same is done with all reasonable promptness and provided such appeal shall not subject Owner to prosecution for a criminal offense, or constitute a default under any lease or mortgage under which Owner may be obligated, or cause the demised premises or any part thereof to be condemned or vacated. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner with respect to the demised premises or the building of which the demised premises form a part, or which shall or might subject Owner to any liability or responsibility to any person, or for property damage. Tenant shall not keep anything in the demised premises, except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other authority having jurisdiction, and then only in such manner and such, quantify so as not to increase the rate for fire insurance applicable to the building, nor use the demised premises in a manner which will increase the insurance rate for the building or any properly located therein over that in effect prior to the commencement of Tenant's occupancy. Tenant shall pay all costs, expenses, fines, penalties, or damages, which may be imposed upon Owner by reason of Tenant's failure to comply with the provisions of this article, and if by reason of such failure me fire insurance rate shall, at the beginning of this lease, or at any time thereafter, be higher than it otherwise would be, then, Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant. In any action or proceeding wherein Owner and Tenant are parties, a schedule or "make-up" of rate for the building or the demised premises issued by the New York Fire Insurance Exchange, or other body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to said premises. Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Owner reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant at Tenant's expense, in settings sufficient in Owner's judgment to absorb and prevent vibration, noise and annoyance.

Subordination:
7. This lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which the demised premises are a part, and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or me real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Owner may request.

Property Loss
Damage
Reimbursement
Indemnity:
8. Owner or its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, nor for loss of or damage to any property of Tenant by damage to persons or property resulting from any cause of whatsoever nature, unless caused by, or due to, the negligence of Owner, its agents, servants or employees. Owner or its agents will not be liable for any such damage caused by other tenants or persons in, upon or about said building, or caused by operations in construction of any private, public or quasi-public work. If at any time any windows of the demised premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to, Owner's own acts, Owner shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefore, nor abatement or diminution of rent nor shall the same release Tenant from its obligations hereunder, nor constitute an eviction. Tenant shall indemnify and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims; costs and expenses for which Owner shall not be reimbursed by insurance, including reasonable attorneys' fees, paid, suffered or incurred as a result of any breach by Tenant, Tenant's agents, contractors, employees, invitees, or licensees, of any covenant or condition of this lease, or the carelessness, negligence or improper conduct of the Tenant Tenant's agents, contractors, employees, invitees or licensees. Tenant's liability under this lease extends to the acts and omissions of any subtenant and any agent, contractor, employee, invitee or licensee of any subtenant In case any action or proceeding is brought against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant's expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld.

Destruction,
Fire and Other
Casualty:
9. (a) If the demised premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner, and this lease shall continue in full force and effect except as hereinafter set form, (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by, and at the expense of, Owner, and the rent and other items of additional rent until such repair shall be substantially completed, shall be apportioned from the day following the casualty, according to the part of the demised premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent and other items of additional rent, as hereinafter expressly provided, shall be proportionately paid up to the time of the casualty, and thenceforth shall cease until the date when the demised premises shall have been repaired and restored by Owner (or if sooner reoccupied in part by the Tenant then rent shall be apportioned as provided in subsection (b) above), subject to Owner's right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it or to rebuild it then, in any of such events, Owner may elect to terminate this lease by written notice to Tenant given within ninety (90) days after such fire or casualty, or thirty (30) days after adjustment of the insurance claim for such fire or casualty, whichever is sooner, specifying a date for the expiration of the lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this lease shall expire as fully and completely as if such date were the date set forth above for the termination of this lease, and Tenant shall forthwith quit surrender and vacate the demised premises without prejudice however, to Landlord's rights and remedies against Tenant under the lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date, and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein, Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner's control. After any such casualty, Tenant shall cooperate with Owner's restoration by removing from the demised premises as promptly as reasonably possible, all of Tenant's salvageable inventory and movable equipment furniture, and other property. Tenant's liability for rent shall resume five (5) days after written notice from Owner that the demised premises are substantially ready for Tenant's occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding anything contained to the contrary in subdivisions (a) through (e) hereof, including Owner's obligation to restore under subparagraph (b) above, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible, and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery with respect to subparagraphs (b), (d), and (e) above, against the other, or any one claiming through or under each of them by way of subrogation or otherwise. The release and waiver herein referred to shall be deemed to include any loss or damage to the demised premises and/or to any personal property, equipment trade fixtures, goods and merchandise located therein. The foregoing release and waiver shall be in force only if both releasors' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance. If, and to the extent that such waiver can be obtained only by the payment of additional premiums, then the parry benefiting from the waiver shall pay such premium within ten days after written demand or shall be deemed to have agreed that the party obtaining insurance coverage shall be free of any further obligation under the provisions hereof with respect to waiver of subrogation. Tenant acknowledges that Owner will not carry insurance on Tenant's furniture and/or furnishings or any fixtures or equipment improvements, or appurtenances removable by Tenant and agrees that Owner will not be obligated to repair any damage thereto or replace the same, (f) Tenant hereby waives the provisions of section 227 of the Real Property Law and agrees that the provisions of this article shall govern and control in lieu thereof.

Eminent
Domain:
10. If the whole or any part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then, and in that event the term of this lease shall cease and terminate from the date of title vesting in such proceeding, and Tenant shall have no claim for the value of any unexpired term of said lease, and assigns to Owner, Tenant's entire interest in any such award. Tenant shall have the right to make an independent claim to the condemning authority for the value of Tenant's moving expenses and personal property, trade fixtures and equipment provided Tenant is entitled pursuant to the terms of the lease to remove such property, trade fixtures and equipment at the end of the term, and provided further such claim does not reduce Owner's award.

Assignment,
Mortgage,
Etc.:
11. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this agreement nor underlet or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. Transfer of the majority of the stock of a corporate Tenant or the majority interest in any partnership or other legal entity which is Tenant shall be deemed an assignment If this lease be assigned, or if the demised premises or any part thereof be underlet or occupied by anybody other than Tenant Owner may, after default by Tenant collect rent from the assignee, under-tenant or occupant and apply the net amount collected to "the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, undertenant or occupant as tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained The consent by Owner to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting.  Tenant may assign or sublet the Lease to a related entity, but shall remain liable under the Lease.

Electric
Current:
F
12. Rates and conditions in respect to submetering or rent inclusion, as the case may be, to be added in RIDER attached hereto. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or wiring installation, and Tenant may not use any electrical equipment which, in Owner's opinion, reasonably exercised, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no way make Owner liable or responsible to Tenant for any loss, damages or expenses which Tenant may sustain.

Access to
Premises:
13. Owner or Owner's agents shall have the right (but shall not be obligated) to enter the demised premises in any emergency at any time, and, at other reasonable times, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to the demised premises or to any other portion of the building or which Owner may elect to perform. Tenant shall permit Owner to use and maintain and replace pipes, ducts, and conduits in and through the demised premises and to erect new pipes, ducts, and conduits therein, provided they are concealed within the walls, floor, or ceiling. Owner may, during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction, nor shall the Tenant be entitled to any abatement of rent while such work is in progress, nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof, Owner shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgagees of the building, and during the last six months of the term, for the purpose of showing the same to prospective tenants. If Tenant is not present to open and permit an entry into the demised premises, Owner or Owner's agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly, and provided reasonable care is exercised to safeguard Tenant's property, such entry shall not render Owner or its agents liable therefore, nor in any event shall the obligations of Tenant hereunder be affected. if during the last month of the term Tenant shall have removed all or substantially all of Tenant's property therefrom, Owner may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation, and such act shall have no effect on this lease or Tenant's obligations hereunder.

Vault,
Vault Space,
Area:
14. No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the building, is leased hereunder, anything contained in or indicated on any sketch, blue print or plan, or anything contained elsewhere in this lease to the contrary notwithstanding. Owner makes no representation as to the location of the property line of the building. All vaults and vault space and all such areas not within the property line of the building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Owner shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, the or charge of municipal authorities for such vault or area shall be paid by Tenant.

Occupancy:
15. Tenant will not at any time use or occupy the demised premises in violation of the certificate of occupancy issued for the building of which the demised premises are apart Tenant has inspected the demised premises and accepts them as is, subject to the riders annexed hereto with respect to Owner's work, if any. In any event, Owner makes no representation as to the condition of the demised premises, and Tenant agrees to accept the same subject to violations, whether or not of record.

Bankruptcy:
16. (a) Anything elsewhere in this lease to the contrary notwithstanding, this lease may be cancelled by Owner by the sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant (or a guarantor of any of Tenant's obligations under this lease) as the debtor; or (2) the making by Tenant (or a guarantor of any of Tenant's obligations under this lease) of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises demised but shall forthwith quit and surrender the demised premises. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant's interest in this lease.

(b) It is stipulated and agreed that in the event of the termination of this lease pursuant to (a) hereof, Owner shall forthwith, notwithstanding any other provisions of this lease to the contrary, be entitled to recover from Tenant as and for liquidated damages, an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the fair and reasonable rental value of the demised premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination, and the fair and reasonable rental value of the demised premises for the period for which such installment was payable, shall be discounted to the date of termination at the rate of four percent (4%) per annum. If such demised premises or any part thereof be re-let by the Owner for the unexpired term of said lease, or any part thereof; before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be deemed to be the fair and reasonable rental value for the part or the whole of the demised premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Owner to prove for and obtain as liquidated damages, by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater; equal to, or less than, the amount of the difference referred to above.

Default:
17. (1) If Tenant defaults in fulfilling any of the covenants of this lease other than the covenants for the payment of rent or additional rent; or if the demised premises become vacant or deserted; or if any execution or attachment shall be issued against Tenant or any of Tenant's property, whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if this lease be rejected under §365 of Title 11 of the U.S. Code (Bankruptcy Code); or if Tenant shall have failed, after five (5) days written notice, to redeposit with Owner any portion of the security deposit hereunder which Owner has applied to the payment of any rent and additional rent due and payable hereunder, or if Tenant shall be in default with respect to any other lease between Owner and Tenant; or if Tenant shall fail to move into or take possession of the demised premises within thirty (30) days after the commencement of the term of this lease, then, in any one or more of such events, upon Owner serving a written fifteen (15) days notice upon Tenant specifying the nature of said default, and upon the expiration of said fifteen days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that, the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently commenced curing such default within such fifteen 15) day period, and shall not thereafter with reasonable diligence and in good faith, proceed to remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this lease upon Tenant and upon the expiration of said five (5) days this lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this lease and the term thereof, and Tenant shall then quit and surrender the demised premises to Owner, but Tenant shall remain liable as hereinafter provided.

(2) If the notice provided for in (1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall make default in the payment of the rent reserved herein, or any item of additional rent , herein mentioned, or any part of either, or in making any other payment herein required; then, and in any of such events, Owner may without notice re-enter the demised premises either by force or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of the demised premises, and remove their effects and hold the demised premises as if this lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice.

Remedies of
Owner and
Waiver of
Redemption:
18. In case of any such default re-entry, expiration and/or dispossess by summary proceedings or otherwise, (a) the rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, (b) Owner may re-let the demised premises or any part or parts thereof, either in the name of Owner or otherwise, for a term or terms, which may at Owner's option be less than or exceed the period which would otherwise have constituted the balance of the term of this lease, and may grant concessions or free rent or charge a higher rental than that in this lease, and/or (c) Tenant or the legal representatives of Tenant shall also pay to Owner as liquidated damages for the failure of Tenant to observe and perform said Tenant's covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this lease. The failure of Owner to re-let the demised premises, or any part or parts thereof, shall not release or affect Tenant's liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Owner may incur in connection with re-letting, such as legal expenses, reasonable attorney's fees, brokerage, advertising and for keeping the demised premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this lease, and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Owner to collect the deficiency for any subsequent month by a similar proceeding. Owner, in putting the demised premises in good order or preparing the same for re-rental may, at Owner's option, make such alterations, repairs, replacements, and/or decorations in the demised premises as Owner, in Owner's sole judgment considers advisable and necessary for the purpose of re-letting the demised premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. "Owner shall in no event be liable in any way whatsoever for failure to re-let the demised premises, or in the event that the demised premises are re-let for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rents collected over the sums payable by Tenant to Owner hereunder. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Owner obtaining possession of the demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this lease, or otherwise.

Fees and
Expenses:
19. If Tenant shall default in the observance or performance of any term or covenant on Tenant's part to be observed or performed under, or by virtue of, any of the terms or provisions in any article of this lease, after notice, if required, and upon expiration of any applicable grace period, if any, (except in an emergency), then, unless otherwise provided elsewhere in this lease, Owner may immediately, or at any time thereafter and without notice, perform the obligation of Tenant thereunder. If Owner, in connection with the foregoing, or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys fees, in instituting, prosecuting or defending any action or proceeding, and prevails in any such action or proceeding, then Tenant will reimburse Owner for such sums so paid, or obligations incurred, with interest and costs. The foregoing expenses incurred by reason of Tenant's default shall be deemed to be additional rent hereunder, and shall be paid by Tenant to Owner within ten (10) days of rendition of any bill or statement to Tenant therefore. If Tenant's lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner, as damages.

Building
Alterations
and
Management:
20. Owner shall have the right at any time without the same constituting an eviction and without incurring liability to Tenant therefore, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the building, and to change the name, number or designation by which the building may be known. There shall be no allowance to Tenant for diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner or other Tenants making any repairs in the building or any such alterations, additions and improvements. Furthermore, Tenant shall not have any claim against Owner by reason of Owner's imposition of such Controls of the manner of access to the building by Tenant's social or business visitors as the Owner may deem necessary for the security of the building and its occupants.

No Repre-
sentations
Owner:
21. Neither Owner nor Owner's agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or the demised premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the demised premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise, except as expressly set forth in the provisions of this lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition and agrees to take the same "as-is", and acknowledges feat the taking of possession of the demised premises by Tenant shall be conclusive evidence that the said premises and the building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

End of
Term:
22. Upon the expiration or other termination of the term of this lease, Tenant shall quit and surrender to Owner the demised premises, "broom-clean", in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this lease excepted, and Tenant shall remove all its property. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of this lease. If the last day of the term of this lease or any renewal thereof, falls on Sunday, this lease shall expire at noon on the preceding Saturday, unless it be a legal holiday, in which case it shall expire at noon on the preceding business day.

Quiet
Enjoyment:
23. Owner covenants and agrees wife Tenant that upon Tenant paving the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this lease including, but not limited to, Article 31 hereof; and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

Failure to
Give
Possession:
24. If Owner is unable to give possession of the demised premises on the date of the commencement of the term hereof because of the holding-over or retention of possession of any tenant, undertenant or occupants, or if the demised premises are located in a building being constructed, because such building has not been sufficiently completed to make the demised premises ready for occupancy, or because of the fact that a certificate of occupancy has not been procured, or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for Owner's inability to obtain possession or complete construction) until after Owner shall have given Tenant written notice that the Owner is able to deliver possession in condition required by this lease. If permission is given to Tenant to enter into possession of the demises premises, or to occupy premises other than the demised premises, prior to the date specified as the commencement of the term of this lease, Tenant covenants and agrees that such possession and/or occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this lease, except the obligation to pay the fixed annual rent, set forth in the preamble to this lease. The provisions of this article are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law.

No Waiver:
25. The failure of Owner to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this lease or of any of the Rules or Regulations, set forth or hereafter adopted by Owner, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Owner of rent and/or additional rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach, and no provision of this lease shall be deemed to have been waived by Owner unless such waiver be in writing signed by Owner, No payment by Tenant or receipt by Owner of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner's right to recover the balance of such rent or pursue any other remedy in this lease provided. No act or thing done by Owner or Owner's agents during the term hereby demised shall be deemed an acceptance of a surrender of the demised premises, and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner's agent shall have any power to accept the keys of said premises prior to the termination of the lease, and the delivery of keys to any such agent or employee shall not operate as a termination of the lease or a surrender of the demised premises.

Waiver of
Trial by Jury:
26. It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall, and they hereby do, waive trial by jury in any action proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with, this lease, the relationship of Owner and Tenant, Tenant's use of, or occupancy of, the demised premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any proceeding or action for possession, including a summary proceeding for possession of the demised premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding, including a counterclaim under Article 4, except for statutory mandatory counterclaims.

Inability to
Perform:
27. This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this lease, or to supply, or is delayed in surviving, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making any repair, additions, alterations, or decorations, or is unable to supply, or is delayed in supplying, any equipment, fixtures, or other materials, if Owner is prevented or delayed from so doing by reason of strike or labor troubles or any cause whatsoever including, but not limited to, government preemption or restrictions, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency, or by reason of the conditions which have been or are affected, either directly or indirectly, by war or other emergency.

Bills and
Notices:
28. Except as otherwise in this lease provided, any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this lease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certified mail (express mail, if available), return receipt requested, or by courier guaranteeing overnight delivery and furnishing a receipt in evidence thereof; addressed to the other party at the address hereinabove set forth (except feat after the date specified as the commencement of the term of this lease, Tenant's address, unless Tenant shall give notice to the contrary, shall be the building), and shall be deemed to have been given, rendered or made (a) on the date delivered, if delivered to Tenant personally, (b) on the date delivered, if delivered by overnight courier or (c) on the date which is two (2) days after being mailed. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demand or other communications intended for it Notices given by Owner's managing agent shall be deemed a valid notice if addressed and set in accordance wife the provisions of this Article. At Owner's option, notices and bills to Tenant may be sent by hand delivery.

Services
Provided by
Owner:
29. Owner shall provide; (a) necessary elevator facilities on business days from 8 a.m. to 6 p.m. and have one elevator subject to call at all other times; (b) heat to the demised premises when and as required by law, on business days from 8 a.m. to 6 p.m.; (c) water for ordinary lavatory purposes, but if Tenant uses or consumes water for any other purposes or in unusual quantities (of which fact Owner shall be the sole judge), Owner may install a water meter at Tenant's expense, which Tenant shall thereafter maintain at Tenant's expense in good working order and repair, to register such water consumption, and Tenant shall pay for water consumed as shown on said meter as additional rent as and when bills are rendered.  If, however, said premises are to be kept clean by Tenant, it shall be done at Tenant's sole expense, in a manner reasonably satisfactory to Owner, and no one other than persons approved by Owner shall be permitted to enter said premises or the building of which they are a part for such purpose. Tenant shall pay Owner the cost of removal of any of Tenant's refuse and rubbish from the building; (e) if the demised premises are serviced by Owner's air conditioning/cooling and ventilating system, air conditioning/cooling will be furnished to Tenant from May 15th through September 30th on business days (Mondays through Fridays, holidays excepted) from 8:00 a.m. to 6:00 pm., and ventilation will be furnished on business days during the aforesaid hours except when air conditioning/cooling is being furnished as aforesaid. If Tenant requires air conditioning/cooling or ventilation for more extended hours on Saturdays, Sundays or on holidays, as defined under Owner's contract wife the applicable Operating Engineers contract Owner will furnish the same at Tenant's expense. F RIDER to be added in respect to rates and conditions for such additional service; (f) Owner reserves the right to stop services of the heating, elevators, plumbing, air-conditioning, electric, power systems or cleaning or other services, if any, when necessary by reason of accident or for repairs, alterations, replacements or improvements necessary or desirable in the judgment of Owner, for as long as may be reasonably required by reason thereof.  If the building of which the demised premises are a part supplies manually operated elevator service, Owner at any time may substitute automatic control elevator service and proceed diligently wife alterations necessary therefor without in any way affecting this tease or the obligations of Tenant hereunder.

Captions:	30. The Captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof.

Definitions:
31. The term "office", or "offices", wherever used in this lease, shall not be construed to mean premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind, or as a restaurant, shop, booth, bootblack or other stand, barber shop, or for other similar purposes, or for manufacturing. The term "Owner" means a landlord or lessor, and as used in this lease means only the owner, or the mortgagee in possession for the time being, of the land and building (or the owner of a lease of the building or of the land and building) of which the demised premises form a part, so that in the event of any sale or sales or conveyance, assignment or transfer of said land and building, or of said lease, or in the event of a lease of said building, or of the land and building, the said Owner shall be, and hereby is, entirely freed and relieved of all covenants and obligations of Owner hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, at any such sale, or the said lessee of the building, or of the land and building, that the purchaser, grantee, assignee or transferee or the lessee of the building has assumed and agreed to carry out any and all covenants and obligations of Owner, hereunder. The words "re-enter" and '"re-entry'' as used in this lease are not restricted to their technical legal meaning. The term "business days" as used in this lease shall exclude Saturdays, Sundays and all days as observed by the State or Federal Government as legal holidays and those designated as holidays by the applicable building service union employees service contract or by the applicable Operating Engineers contract with respect to HVAC service. Wherever it is expressly provided in this lease that consent shall not be unreasonably withheld, such consent shall not be unreasonably delayed.

Adjacent
Excavation-
Shoring:
32. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, a license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building, of which demised premises form, a part, from injury or damage, and to support the same by proper foundations, without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

Rules and
Regulations:
33. Tenant and Tenant's servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with, the Rules and Regulations and such other and further reasonable Rules and Regulations as Owner and Owner's agents may from time to time adopt Notice of any additional Rules or Regulations shall be given in such manner as Owner may elect In case Tenant disputes the reasonableness of any additional Rules or Regulations hereafter made or adopted by Owner or Owner's agents, the parties hereto agree to submit the question of the reasonableness of such Rules or Regulations for decision to the New York office of the American Arbitration Association, whose determination shall be final and conclusive upon the parties hereto, The right to dispute the reasonableness of any additional Rules or Regulations upon Tenant's part shall be deemed waived unless the same shall be asserted by service of a notice, in writing, upon Owner, within fifteen (15) days after the giving of notice thereof. Nothing in this lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant, and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

F Security:
34. Tenant has deposited with Owner the sum $22,891.00 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease; it is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease, including, but not limited to, the payment of rent and additional rent, Owner may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Tenant is in default or for any sum which Owner may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this lease, including but not limited to, any damages or deficiency in the re- letting of the demised premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Owner. In the case of every such use, application or retention, Tenant shall, within five (5) days after demand, pay to Owner the sum so used, applied or retained which shall be added to the security deposit so that the same shall be replenished to its former amount. In the event that Tenant 23 the security shall be returned to Tenant after the date fixed as the end of the lease and after delivery of entire possession of the demised premises to Owner. In the event of a sale of the land and building, or leasing of the building of which the demised premises form a part, Owner shall have the right to transfer the security to the vendee or lessee, and Owner shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new Owner solely for the return of said security, and it is agreed mat the provisions hereof shall apply to every transfer or assignment made of the security to a new Owner. Tenant further covenants that it will not assign or encumber, or attempt to assign or encumber, the monies deposited herein as security, and that neither Owner nor its successors or assigns shall be bound by any such assignment encumbrance, attempted assignment or attempted encumbrance.

Estoppel Certificate:
35. Tenant, at any time, and from time to time, upon at least ten (10) days prior notice by Owner, shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, a statement certifying that this lease is unmodified and in full force and effect (or, if mere have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and additional rent have been paid, and stating whether or not there exists any default by Owner under this lease, and, if so, specifying each such default and such other information as shall be required of Tenant.

Successors
and Assigns:
36. The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Owner and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in this lease, their assigns. Tenant shall look only to Owner's estate and interest id the land and building, for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) against Owner in the event of any default by Owner hereunder, and no other property or assets of such Owner (or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or other enforcement procedure for me satisfaction of Tenant's remedies under, or with respect to, this lease, the relationship of . Owner and Tenant hereunder, or Tenant's use and occupancy of the demised premises.

For additional provisions to this Lease, see Rider attached hereto & made a part hereof.

In Witness Whereof, Owner and Tenant have respectively signed and sealed this lease as of the day and year first above written.

Witness for Owner:	SHELVIN PLAZA ASSOCIATES LLC

/s/ Angela Ronan	By: /s/ Vincent Polimeni Vincent Polimeni, Managing Member

Witness for Tenant:	ACE MARKETING & PROMOTIONS, INC.

By /s/ Sean Trepeta
Sean Trepeta Director

ACKNOWLEDGEMENT

STATE OF NEW YORK,

SS.:

COUNTY OF NEW YORK

On the _______ day of ________ in the year ____, before me, the undersigned, a Notary Public in and for said State, personally appeared ______________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individuals), or the person upon behalf of which the individual(s) acted, executed the instrument.

NOTARY PUBLIC

        IMPORTANT – PLEASE READ

RULES AND REGULATIONS ATTACHED TO AND
MADE A PART OF THIS LEASE
IN ACCORDANCE WITH ARTICLE 33.

1. The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than for ingress or egress from the demised premises, and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Owner. There shall not be used in any space, or in the public hall of the building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and safeguards. If said premises are situated on the ground floor of the building, Tenant thereof shall further, at Tenant’s expense, keep the sidewalk and curb in front of said premises clean and free from ice, snow, dirt and rubbish.

2. The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant, whether or not caused by the Tenant, or its clerks, agents, employees or visitors.

3. No carpet, rug or other article shall be hang or shaken out of any window of the building and Tenant shall not sweep or throw, or permit to be swept or thrown, from the demised premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the building, and Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in the demised premises, or permit or suffer the demised premises to be occupied or used in a manner offensive or objectionable to Owner or other occupants of the building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any bicycles, vehicles, animals, fish, or birds be kept in or about the building. Smoking or carrying lighted cigars or cigarettes in the elevators of the building is prohibited.

4. No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Owner.

5. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, printed or affixed by Tenant on any part of the outside of the demised premises or the building, or on the inside of the demised premise if the same is visible from the outside of the demised premises, without the prior written consent of Owner, except that the name of Tenant may appear on the entrance door of the demised premises. In the event of the violation of the foregoing by Tenant, Owner may remove same without any liability, and may charge the expense incurred by such removal to Tenant, Interior signs on door and directory tablet shall be inscribed, painted or affixed for Tenant by Owner at the expense of Tenant, and shall be of a size, color and style acceptable to Owner.

6. Tenant shall not mark, paint, drill into, or in any way deface, any part of the demised premises or the building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Owner, and as Owner may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the demised premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

7. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or mechanism thereof. Tenant must, upon the termination of his tenancy, restore to Owner all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Owner the cost thereof.

8. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the demised premises only on the freight elevators and through the service entrances and corridors, and only during hours and in a manner approved by Owner. Owner reserves the right to inspect all freight to be brought into the building and to exclude from the building all freight which violates any of these Rules and Regulations of the lease, or which these Rules and Regulations are a part.

9. Canvassing, soliciting and peddling in the building is prohibited and Tenant shall cooperate to prevent the same.

10. Owner reserves the right to exclude from the building all persons who do not present it pass to the building signed by Owner. Owner will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom be requests such pass, and shall be liable to Owner for all acts of such persons. Tenant shall not have a claim against Owner by reason of Owner excluding from the building any person who does not present such pass.

11. Owner shall have the right to prohibit any advertising by Tenant which is Owner’s opinion, tends to impair the reputation of the building or its desirability as a building for offices, and upon written notice from Owner. Tenant shall refrain from or discontinue such advertising.

12. Tenant shall not bring or permit to be brought or kept in or on the demised premises, any inflammable, combustible, explosive, or hazardous fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes or any unusual or other objectionable odors, to penetrate in, or entrance from, the demised premises.

13. If the building contains central air conditioning and ventilation, Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Owner with respect to such services. If Tenant requires air conditioning or ventilation after the usual hours, Tenant shall give notice in writing to the building superintendent prior to 3:00 p.m. in the case of services required on weekdays, and prior to 3:00 p.m. on the day prior in case of after hours services required on weekdays or on holidays. Tenant shall cooperate with Owner in obtaining maximum effectiveness of the cooling system by lowering and closing venetian blinds and/or leaps and curtains when the sun’s rays fall directly on the windows of the demised premises.

14. Tenant shall not move any safe, heavy machinery, heavy equipment, bulky matter, or fixtures into or out of the building without Owner’s prior written consent. If such safe, machinery, equipment, bulky matter or fixtures requires special handling, all work in connection therewith shall comply with the Administrative Code of the City of New York and all other laws and regulations applicable thereto, and shall be done during such hours as Owner may designate.

15. Refuse and Trash. (1) Compliance by Tenant. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations, of all state, federal, municipal, and local governments, departments, commissions and bounds regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Tenant shall sort and separate such waste products, garbage, refuse and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse and trash shall be placed in separate receptacles reasonably approved by Owner. Such separate receptacle may, at Owner’s option, he removed from the demised premises in accordance with a collection schedule prescribed by law. Tenant shall remove, or cause to be removed by a contractor acceptable to Owner, at Owner’s sole discretion, such items as Owner may expressly designate. (2) Owner’s Rights in Event of Noncompliance. Owner has the option to refuse to collect or accept from Tenant waste products, garbage, refuse or trash (a) that is not separated and sorted as required by law or (b) which consists of such items as Owner may expressly designate for Tenant’s removal, and to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Owner. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Owner or Tenant by reason of Tenants failure to comply with the provisions of this Building Rule 15, and, at Tenant’s sole cost and expense, shall indemnity, defend and hold Owner harmless (including reasonable legal fees and expenses) from and against any actions, claims and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to Owner.

Address

Premises

TO

STANDARD FORM OF

Office Lease

The Real Estate Board of New York, Inc.
Copyright 2004. All rights Reserved.
Reproduction in whole or in part prohibited.

Dated	in the year

Rent Per Year

Rent Per Month

Term
From
To

Drawn by

Checked by

Entered by

Approved by

RIDER TO A LEASE BETWEEN
SHELVIN PLAZA ASSOCIATES LLC- ''LANDLORD"
AND
ACE MARKETING & PROMOTIONS, INC. - "TENANT"

In the event of a conflict between the terms, covenants, conditions, and provisions of this Rider with those of the Standard Form of Office Lease or any of the Exhibits or Schedules attached hereto, the terms, covenants, conditions and provisions of this Rider shall govern and control the rights and obligations of the parties hereto.

SECTION I
Indemnity, Liability, Insurance

(a)  Tenant covenants and agrees to indemnify and save Landlord and its designees harmless from and against any and all claims arising during the term of this lease for damages or injuries to goods, wares, merchandise and property and/or for any personal injury or loss of life, except such claims as may be the result of the negligence of Landlord, its agents, employees or contractors. Tenant covenants and agrees to indemnify and save Landlord and its designees harmless from and against any and all claims arising during the term of this lease for damages or injuries to goods, wares, merchandise and property and/or for any personal injury or loss of life in or about the building or on the sidewalks as a result of Tenant's negligence.

(b)  Tenant covenants to provide on or before the commencement date of the term hereof and. to keep in force during the term hereof for the benefit of Landlord and Tenant a comprehensive policy of liability insurance protecting Landlord and Tenant and any designee of Landlord against any liability whatsoever occasioned by accident on or about the demised premises or the building in which the demised premises is a part, or any appurtenances thereto. Such policy is to be written by good and solvent insurance companies satisfactory to Landlord, in which the limits of public liability shall be not less than Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) General Aggregate and in which the property damage liability shall be not less than Two Hundred Fifty Thousand Dollars ($250,000).  Tenant shall also maintain such Worker's Compensation coverage in full force and effect as may be required by the State of New York.  Such insurance may be carried under a blanket policy covering the demised premises and other locations of Tenant, if any. Prior to the time such insurance is first required to be carried by Tenant, and thereafter, at least thirty (30) days prior to the expiration of any such policy, Tenant agrees to deliver to Landlord either a duplicate original of the aforesaid policy or a certificate evidencing such insurance (which certificates shall evidence the insurer's respective waivers of subrogation) provided said certificate contains an endorsement that such insurance may not be cancelled or modified except upon thirty (30) days notice to Landlord together with evidence of payment for the policy, and upon renewal of any such policy, not less than thirty (30) days prior to the expiration of the term of such coverage. Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as  a  material default hereunder entitling Landlord to exercise any or all of the remedies as provided in this lease in the event of Tenant's default.

SECTION2
Tax Increases

Within the meaning of this Section, the expression "Impositions" shall mean the aggregate of all taxes, special or otherwise, charges, transfer taxes, excises, levies, assessments and other government charges of  any kind or  nature, general or  special, ordinary or extraordinary presently existing or  created hereafter, foreseen  and  unforeseen, and  any  personal property taxes imposed  upon  the  fixtures, machinery, equipment, apparatus, system appurtenances in, upon or used in connection with the building of which the demised premises is a part for the operation thereof, which in any fiscal tax year may be assessed, levied, confirmed, imposed upon or become due and payable out of or become a lien upon the land and building (herein collectively called the "Property'') of which the demised premises are a part or any appurtenances thereto, provided that if because of any change in the method of taxation of real estate any other or additional tax or assessment is imposed upon Landlord and/or the owner of the land and /or building, or upon or with respect to the building and/or land or the rents or income therefrom, or are substituted for or in lieu of or in addition to any taxes or assessments which would otherwise be a real estate tax of the type referred to above, such other tax or assessment shall also be deemed an Imposition. The expression  "Base Impositions" means the Impositions levied or imposed against the Property for the Base Year (as maybe adjusted) General Tax 2012; School Tax 2011/2012.

Tenant agrees to pay Landlord, throughout the term of this lease as additional rental, a sum equal to 2.4percent (as used in this Section 2, the foregoing percent shall be referred to as Tenant's "Proportionate Share") of the amount by which the Impositions levied against the Property in each fiscal tax year exceeds the Base Impositions.

Tenant shall pay to Landlord within ten (10) days after Landlord's  rendition to Tenant of the bill, pursuant to this Section, the entire amount of Tenant's Proportionate Share of the Impositions for the fiscal tax year as set forth above.  Any increase in Impositions for the fiscal tax year in which this lease commences or ends shall be apportioned so that Tenant shall pay its proportionate share of only that portion of the increase for such tax year which corresponds with that portion of the tax year as falls within the term. The Impositions for any fiscal tax year in respect to which Tenant is obligated to pay a portion of the increase as above set forth in this Section shall be the amount of such Impositions as set forth on the tax bill issued by the municipality. In no event shall Tenant be obligated to pay any interest or penalties imposed upon Landlord for late payment. Landlord shall, at the written request of Tenant, submit to Tenant a copy of the tax bill from the taxing authorities or an electrostatic copy thereof as conclusive evidence of the Impositions for the prior fiscal year. In no event shall Tenant be obligated to pay any interest or penalties imposed upon Landlord for late payment.

The Landlord reserves the sole right, through available legal remedies, to contest the validity of any Impositions or the amount of the assessed valuation of the property for any fiscal tax year.  If Landlord shall receive any tax refund, remission or abatement in respect to the Impositions for any fiscal tax year which the Tenant has paid its Proportionate Share of the Impositions as herein provided, then Landlord shall reimburse Tenant for its Proportionate Share thereof, after first deducting therefrom the share of Landlord's cost and expense in procuring such refund, remission or abatement proportionately attributed to the reimbursement due to Tenant.  If Landlord shall receive an abatement, reduction or remission for any then current year of the term, then Tenant shall reimburse Landlord its pro-rata share of such abatement, reduction or remission. If Landlord shall be required to pay any increase in Impositions for any fiscal tax year after Landlord shall have rendered a bill to Tenant for such fiscal tax year, the amount of Tenant's Proportionate Share of Impositions for such fiscal tax year shall be increased, and Tenant, on Landlord's demand, shall pay its Proportionate Share of the increase within ten (10) days from the date of notice therefore.

SECTION3
Authority

This lease is presented to the Tenant for signature by Landlord's designee's solely in said designee's capacity as representative of Landlord and is hereby made expressly subject to the Landlord's acceptance and approval by execution by Landlord and delivery to Tenant.  This lease is not to be construed as an offer to lease and shall not in any way bind the Landlord or its designee until such time as the Landlord has executed and delivered the lease as aforesaid.

SECTION 4
Commencement of Term

If Landlord's work in the demised premises to be occupied is in progress as of the date of commencement of this lease as elsewhere set forth in this lease the term of this lease  shall commence on   date which shall be the earlier of (a) the date that the demised premises are Substantially Completed (the term "Substantially Completed" as used herein shall be deemed to mean so complete as to allow Tenant to enter the Premises and conduct its business operations therein, even though there may be minor items of decoration or construction to be completed) by Landlord or (b) the date that Tenant shall occupy or take possession of any portion of the demised premises. Regardless of any delay in the commencement of this lease because of Landlord's work, this lease will terminate on the last day of the month, Five (5) Years & Three (3) Months after the new commencement date in accordance with this paragraph. In the event the Commencement Date shall be a date other than the first day of a calendar month, the first monthly installment of Base Rent due after the Commencement Date shall be pro-rated  accordingly.  In the event the Commencement  Date shall be a date other than the first day of a calendar month, the lease  shall terminate  on the last  day of the month in which Fifth (5th) Year & Three  (3) Month anniversary occurs.

SECTION 5
Overtime Charges

Intentionally omitted.

SECTION 6
Brokerage

Tenant represents that there was no broker instrumental in consummating  this lease other than Skyline Management  Corp. Tenant  agrees to hold Landlord  harmless  from  and against  any and all claims  or demands for brokerage  commissions  arising out of or in connection  with the execution of this lease or any conversations or negotiations thereto with any broker other than the above named broker.

SECTION
7 Addenda to Article 29

Except for the supply of heat or any other utility or service expressly provided herein to be supplied by Landlord, nothing in Article 29 or any other portion of this lease shall be deemed to require Landlord to supply any service or utility to the demised premises.

SECTION 8
Definition of Landlord

As used in this lease, the term "Landlord" shall mean only the owner or the mortgagee in possession for the time being of the building in which the demised premises are located or the holder of a lease on both said building and the land thereunder so that in the event of any sale of said building or an assignment of this lease or any underlying  lease or a demise of both said building  and land, Landlord  shall be and hereby is entirely released and discharged from any and all further liability and obligations of Landlord hereunder, except any that may have theretofore accrued.

Notwithstanding  anything to the contrary provided in this lease, it is specifically understood and agreed, such agreement being a  primary consideration  of this lease by Landlord, that there shall be absolutely no personal liability on the part of Landlord, its successors, assigns or any mortgagee in possession (for the purposes of this paragraph collectively referred to as "Landlord"), with respect to any  of the terms, covenants and conditions of this lease, and that Tenant shall look solely to the equity of Landlord in the demised premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this lease to be performed by Landlord, such exculpation of liability to be absolute and without exceptions whatsoever.

SECTION 9
Ownership

Intentionally deleted.

SECTION 10
Tenant's Certificate/Subordination

Tenant shall, without charge at any time and from time to time, within ten (10)  days after request by Landlord, certify by written  instrument, duly executed, acknowledge and delivered, to any mortgagee, assignee of any mortgage or purchaser, or any proposed mortgagee, assignee of any mortgage or purchaser, or any other person, firm or corporation specified by Landlord:

(a)	That this lease is unmodified and in full force and effect (or, if there has been modification, that the same is in full force and effect as modified and stating the modifications);
(b)
Whether or not there are then existing any set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof upon the part of Tenant to be performed or complied with (and, if so, specifying the same); and

(c)
The dates, if any, to which the rental and other charges hereunder have been paid in advance and/or to which Landlord may have consented, released or relieved Tenant from Tenant's obligations fully  to  perform all of  the terms, covenants  and conditions  of the lease on Tenant's part to be performed; and

(d)	Any other information requested by Landlord, any mortgagee or purchaser.

Failure to provide Landlord with a written acceptance or estoppel certificate within the aforesaid ten (10) day period shall constitute a material default under this lease, and subject Tenant to a $50.00 charge for each day beyond the said ten (10) day period.

Subordination and Attornment Supplementing Article 7 of the Standard Form of Office Lease this lease is subject and subordinate to every mortgage, deed of trust, protective land covenants and ground or master lease now  or hereafter affecting the Demised Premises and the real property of  which the Demised Premises are a part, or any part of such real property, and to all advances made or hereafter to be  made  upon  the  security thereof.    Tenant  agrees  to  attorn  to  any  underlying ground  lessor  or mortgagee who shall succeed to Landlord's interest in this lease upon request of such ground lessor or mortgagee. Such subordination and attornment is self-executing and effective upon execution of this Lease; notwithstanding the foregoing, however, at any time and from time to time at the request of the Landlord or the holder of any such mortgage, deed of trust, protective land covenants, and ground or master lease, the Tenant shall execute and deliver within ten (10) days of receipt thereof any instrument or further assurance reasonably requested whereby the Tenant shall:

(a)  acknowledge the  subordinate status of  this  Lease with respect to  the lien  of  any such mortgage or deed of trust, or the interest of any lessor under any such ground lease, with the .intent and effect that this lease and all the rights of the Tenant are and will be subject to the rights     of  the  holder or beneficiary of any such mortgage or deed of trust or ground lessor as fully as if such mortgage or deed of trust had been made and recorded in the appropriate land records and all monies had been advanced thereunder before the making of this lease; or

(b) acknowledge Tenant's attornment to such holder or ground lessor and agree to be bound to it as its tenant of the Leased Premises for the then unexpired residue of the term of this Lease and upon the terms and conditions herein contained.

Upon request of any mortgagee of record, Tenant shall give prompt written notice of any default of Landlord hereunder, and Tenant shall allow such mortgagee a reasonable length of time (in any event, not less than sixty (60) days from the date of such notice) in which to cure any default. Any such notice shall be sent to the Mortgage Loan Department of any such mortgagee at its home office address.

SECTION 11
Electricity

A.
In addition to the Base Rent and any other additional rent as set forth herein, the Tenant shall pay as additional rent the sum of $13,789.75 per annum payable in equal monthly installments on the first of each month of $1,149.15 for the electricity which the Landlord supplies to the Tenant for HVAC and for normal office consumption. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Demised Premises by reason of any requirement, act or omission of the Public Utility serving the Building with electricity or for any other reason not attributable to Landlord. Landlord shall furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Demised Premises, at Tenant's expense.

B.	Tenant covenants and agrees that, at all times, its use of electric current shall never exceed the capacity of the feeders to the Demised Premises or the risers or wiring installation thereof.

In connection therewith, Tenant expressly agrees that all installations, alterations and additions of and to the electrical fixtures, appliances, or equipment within the Demised Premises which might result in  an electrical demand load in  excess of  6 watts per rentable square foot  shall be subject to Landlord's prior written approval, and, if such approval shall be given, rigid conduit only shall be permitted.  As a condition to granting such approval, Landlord may require Tenant to agree to an increase in the  per annum rate which will reflect the value to Tenant of the additional service to be furnished to Landlord, that is, the potential additional electrical energy to be made available to Tenant based upon the estimated additional capacity of such additional risers or other equipment.  If, in connection with any request for such approval, Landlord shall, in its sole judgment, determine that the risers of the commercial unit servicing the Premises shall be insufficient to supply Tenant's electrical requirements with respect thereto, Landlord shall at the sole cost and expense of Tenant, install any additional feeder(s) that Landlord shall deem necessary with respect thereto, provided, however, that if Landlord shall determine, in its sole judgment, that the same will cause permanent damage or injury to the Demised Premises or cause or create a dangerous or hazardous condition, or entail excessive or unreasonable alterations, repairs, or expense, or interfere with, or disturb, the other tenants or occupants of the Building, then Landlord shall not be obligated to make such installation, and Tenant shall not make the installation, alternation, or addition to the installation of such rise or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment necessary and proper in connection therewith, subject to the aforesaid terms and conditions. In the event Landlord in its sole judgment determines that the installation of an electric meter is necessary to measure Tenant's consumption of electricity in the Demised Premises, the cost of the installation of such meter and all charges accruing therefrom shall be paid by Tenant. All of the aforesaid costs and expenses are chargeable and collectible as Additional Rent, and shall be paid by Tenant to Landlord within fifteen (15) days after rendition of any bill or statement to Tenant therefore in which event the electric charge provided in this lease shall be omitted.

C.
The Tenant shall also pay as additional rent any percentage increase in the electric charged by the Public Utility to the Landlord subsequent to the rate established and used by the Public Utility for the within building in the calendar year 2012, i.e. if the current rate plus fuel surcharge is $.05 per kilowatt hour for 2012 and increases to $.07 per kilowatt hour for 2013, the Tenant shall pay 40 percent increase over the per annum amount of $13,789.75.  If there is more than one rate increase during a calendar year, said increase shall be pro-rated accordingly. Notwithstanding the foregoing, the electric charge shall be not less than $13,789.75 per annum at any time.

D.
The following occupancies for the Demised Premises shall not be exceeded: seven (7) occupants per every 1,000 rentable square feet. In the event the foregoing occupancy levels are exceeded, it shall be deemed a material default under this lease. Landlord shall notify Tenant of any such default and in the event Tenant does not cure same within ten (10) days, Landlord shall have the right to terminate this lease upon fifteen (15) days' written notice to Tenant.

E.
Notwithstanding anything to the contrary contained in this Section 11, or elsewhere in this lease, Tenant agrees that Landlord shall not in any wise be liable or responsible to Tenant for any loss, damage, or expense that Tenant may sustain or incur if either the quantity or character of electrical service is changed, is no longer available, or is unsuitable for Tenant's requirements.

F.
Landlord shall not be responsible for the proper performance of any heating, ventilating and airconditioning (HVAC)  system if the Demised Premises (or any room or area thereof) shall be subjected to a greater population density than that set forth in paragraph D hereof.

SECTION 12
Holding Over

If the Tenant retains possession of the demised premises or any part thereof after the termination of the term by lapse of time or otherwise, without prior written approval by Landlord, the Tenant shall pay the Landlord for use and occupancy rent at 110% of the Base Rent set forth herein for the time the Tenant thus remains in possession, and in addition thereto, shall pay the Landlord all damages, consequential as well as direct, sustained by reason of the Tenant's retention of possession.  If the Tenant remains in possession of the demised premises, or any part thereof, after the termination of the term by lapse of time or otherwise, such holding over shall not constitute an extension of this lease, however, all the other terms and conditions of the Lease shall apply, except as provided herein. The provisions of this Section do not exclude the Landlord's right of re-entry or any other right hereunder.

SECTION 13
Additional Rent

All costs, charges, adjustments and expenses which Tenant assumes or agrees to pay pursuant to this lease shall at Landlord's election be treated as additional rent and, in the event of nonpayment, Landlord shall have the rights and remedies herein provided for in the case of nonpayment of rent or breach of condition. If Tenant shall default in making any payment required to be made by Tenant (other than the payment of rent required pursuant to this lease) or shall default in performing any term, covenant or condition of this lease on the part of Tenant to be performed hereunder, Landlord at Landlord's option, may (but shall not be obligated to) immediately or at any time thereafter on five (5) days' notice make such payment or, on behalf of Tenant, cause the same to be performed for the account of Tenant and expend such sum as may be necessary to perform and fulfill such term, covenant or condition, and any and all sums so expended by Landlord, with interest thereon at the highest legal rate per annum from the date of such expenditure, shall be and be deemed to be additional rent, in addition to the Base Rent, and shall be repaid by Tenant to Landlord on demand, but no such payment or expenditure by Landlord shall be deemed a waiver of Tenant's default nor shall it affect any other remedy of Landlord by reason of such default.  Tenant's obligation to pay additional rent shall survive any termination of this lease. In addition thereto, in the event Landlord is required to institute suit against Tenant by reason of Tenant's default or to recover possession of premises, then Tenant shall pay Landlord's reasonable attorney's fees, expenses and costs. In the event of a dispute as to any payment made in accordance with this paragraph. the disputed amount shall be deposited in escrow with Landlord's attorney until the disputed amount is resolved.

SECTION 14
Mechanics Liens

If,  because  of  any  act  or  omission of  Tenant  or  anyone claiming through  or  under Tenant,  any mechanics' or other lien or order for the payment of money shall be filed against the demised p:remises or the building, or against Landlord (whether or not such lien or order is valid or enforceable as such), Tenant shall, at Tenant's own cost and expense, cause the same to be cancelled and discharged of record within ten (10) days after the date of filing thereof, and shall also indemnify and save harmless Landlord from and against any and all costs, expenses, claims, losses or damages, including reasonable counsel fees, resulting therefrom or by reason thereof.

SECTION 15
Rights Reserved by Landlord

Without abatement or diminution in rent, Landlord reserves and shall have the following additional rights:

(a)       Intentionally omitted.

(b)       To approve in writing all signs and all sources furnishing sign painting and lettering, drinking water, towels and toilet supplies or other like service used in the demised premises and to approve all sources furnishing cleaning services, construction work, painting, decorating, repairing, maintenance and any other work in or about the demised premises.

(c)      To enter the demised premises at all reasonable times for any purpose whatsoever relating thereto or to the safety, protection or preservation of the demised premises or of the building or of Landlord's interest.

(d)       At any time or times, Landlord either voluntarily or pursuant to governmental requirement, may, at Landlord's own expense, make repairs, alterations or improvements in or to the building or any part thereof and during alterations, may close entrances, doors, windows, corridors, elevators or other facilities, provided that such acts shall not unreasonably interfere with Tenant's use and occupancy of the premises as a whole.

(e)      Intentionally omitted.

(f)      To charge to Tenant any expense including overtime cost incurred by Landlord in the event that repairs, alterations, decorating or other work in the premises are made or done after ordinary business hours at Tenant's request.

(g)      If during the last six months of the term or of a renewal term, Tenant shall have removed all or substantially all of Tenant's property therefrom, Landlord. may immediately enter and alter, renovate, and redecorate the premises without reduction or abatement of rent or incurring any liability to Tenant for compensation.

(h)    Intentionally omitted.

Landlord may exercise any or all of the foregoing rights hereby reserved to Landlord without being deemed guilty of an eviction, actual or constructive, or disturbance or interruption of Tenant's use or possession and without being liable in any manner toward Tenant and without limitation or abatement of rent or other compensation, and such acts shall have no effect on this lease.

SECTION 16
Sprinklers

If there now is or shall be installed in the building a "sprinkler system" and such system or any of its appliances shall be damaged or injured, or not in proper working order by reason of any act or omission of Tenant, or Tenant's agents, servants, employees, licensees or visitors, Tenant shall forthwith restore the same to good working condition at its own expense; and if the Board of Fire Underwriters or any bureau, department or official of the state or city government having jurisdiction shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant's business, or the location of partition, trade fixtures, or other contents  of  the  demised  premises,  or  for  any  such  changes,  modifications, alterations,  additional sprinkler heads or other equipment become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate as fixed by said Board, or by any Fire Insurance  Company, Tenant  shall, at Tenant's  expense,  promptly make and  supply such changes, modifications, alterations, additional sprinkler heads or other equipment.

SECTION 17
Tenant's Work

Tenant shall submit to Landlord for its approval final plans and specifications for construction and other Tenant's work, if any, which shall substantially conform to Exhibit 2 attached hereto and made a part hereof (the work to be performed by Tenant is hereinafter referred to as "Tenant's Work".) Should Landlord have any objection thereto, such objection(s) shall be made in writing within thirty (30) days after receipt by Landlord thereof.   The failure of Landlord to object to such plans and specifications within thirty (30) days after receipt thereof shall constitute an approval by Landlord of Tenant's final plans and specifications. In the event of any objection(s) by Landlord, Tenant shall revise the plans and/or specifications and promptly submit revised plans and/or specifications to Landlord in accordance with the terms of this section.

Any noncompliance or violation of Sections B through C of Exhibit 2 by Tenant, or Tenant's  agents, employees, assigns, subtenants, or invitees shall be deemed a material breach of this lease and shall entitle Landlord, in addition to any other remedies contained in this lease, to liquidated damages to be paid by Tenant in the amount of $1,000.00 per day for every day any violation is outstanding and uuremedied. Such $1,000.00 per day liquidated damages shall be deemed additional rent and shall be in addition to any and all damages caused by Tenant, Tenant's agents, employees, assigns, subtenants, or invitees to the Premises or Building system(s).

SECTION 18
Landlord's Work

Landlord shall, at its sole cost and expense, perform Landlord's Work as described on Exhibit I attached hereto.  Landlord shall make the demised premises available to Tenant for the performance of Tenant's Work after the performance of Landlord's Work has proceeded to the point where Tenant's Work can, in accordance with generally accepted good construction practice, be commenced.  Prior to the commencement date of the lease, Tenant covenants and agrees, at Tenant's sole cost, to [perform all of Tenant's Work and to comply in so doing with all the terms and conditions of Exhibit 2,  to move fixtures and merchandise into the demised premises, and perform such other work as is necessary to prepare the demised premises for business with the public.

SECTION 19
Estimated Charges

Intentionally omitted.

SECTION 20
Late Payment Fees

If Tenant fails to pay any installment of Base Rent or additional rent by the 5th day of any month, Tenant shall pay a late charge of $0.05 for each $1.00 which remains unpaid per month, in compensation for the additional expenses incurred by Landlord in processing such late payments. In addition, Tenant shall pay to Landlord interest in the amount of .05% per day for a total of 1.5% per month. This interest shall be calculated from the first day of the month until payment is received by Landlord. In the event any check tendered by Tenant should not be honored for any reason, Tenant shall pay to Landlord immediately upon demand a service fee of Fifty and xx/100 ($50.00) Dollars.

SECTION 21
Plate Glass

Landlord shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the leased premises.   Owner may insure, and keep insured, at Tenant's expense, all plate and other glass in the lease premises for and in the name of Landlord. Bills for the premises therefor shall be rendered by Landlord to Tenant at such times as Landlord may elect, and shall be due from, and payable by Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, additional rent.

SECTION 22
Annual Increase

The Base Rent as indicated in Schedule A attached hereto reflects three (3%1percent increases in lieu of operationals on each anniversary date of the commencement of the within Lease, on a cumulative basis.

SECTION 23
Additional Default

In addition to the default provisions set forth in paragraph 17 of the pre-printed form, if Tenant shall default in the payment of the rent reserved herein, or any item of additional rent herein mentioned, or any part of either, during any three months, whether or not consecutive, in any twelve (12) month period, and (i) such default continued for more than ten (1)  days after written notice of such default by Landlord to Tenant, and (ii) Landlord, after the expiration of such ten (1) day grace day grace period, served upon Tenant petitions and notices of petition to dispossess Tenant by summary proceedings in each such instance, then, notwithstanding that such defaults may have been cured prior to the entry of a judgement against Tenant, any further default in the payment of any money due Landlord hereunder which shall continue for more than five (5) days after Landlord shall give a written notice of such default shall be deemed to be deliberate and Landlord may thereafter serve a written three (3) days notice of cancellation of this Lease and the term hereunder shall end and expire as fully and completely as if the expiration of  such three (3) day period were the day herein definitely fixed for the end  and expiration of this Lease and the term thereof, and Tenant shall then quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable as elsewhere provided in this Lease. If Landlord accepts the rent, Tenant shall not be deemed in default.

In addition, if Tenant shall have defaulted in the performance of the same or a substantially similar covenant hereunder, other than a covenant for the payment of rent or additional rent, three times during any consecutive twelve (12) month period and Landlord, in each case, shall have given a default notice in respect of such default, then, regardless of whether Tenant shall have cured such defaults within any applicable grace period, if Tenant shall again default in respect of the same or a substantially similar covenant hereunder within a twelve (12) month period after Landlord gave the third  such default notice, Landlord, at its option, and without further notice to Tenant or opportunity for Tenant to cure  such  default, may elect to cancel this Lease by serving a written three (3) days notice of cancellation of this Lease and the term hereunder shall end and expire as fully and completely as if the expiration of such three (3) day period were the day herein definitely fixed for the end and expiration of this Lease and the term hereof, and Tenant shall then quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable as elsewhere provided in this Lease.

SECTION 24
Parking

Tenant's right to use the parking areas will be in common  with other tenants of the property and with other parties permitted  by Landlord to use the parking areas. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord. Landlord will not be liable to Tenant for any unavailability  of spaces, if any, nor will any unavailability  entitle Tenant to any refund, deduction or allowance. Tenant will not park in any numbered space or any space designated  as: RESERVED, HANDICAPPED, VISITORS  ONLY, or LIMITED TIME PARKING  (or similar designation).

If the parking  areas  are damaged,  or if the use of the  parking  areas is limited  or prohibited  by any governmental  authority, or the use or operation of the parking areas is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord's control, Tenant's inability to use the parking spaces will not subject Landlord or any operator of the parking areas to any liability to Tenant and will not relieve Tenant of any of its obligations  under the Lease and the Lease will remain in full force and effect. If for any reason a designated  parking lot becomes  unavailable Landlord  shall have the right to substitute another parking facility.

Neither Landlord  nor any operator of the parking areas within the property, as the same are designated and modified by Landlord, in its sole discretion, from time to time (the "parking  areas") will be liable for loss or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the parking areas, resulting from fire, theft, vandalism, accident, conduct of other users of the parking areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (a) Landlord  will not be obligated to provide any traffic control, security protection or operator for the parking areas; (b) Tenant uses the parking areas at its own risk; and (c) Landlord  will not be liable for personal injury or death, or theft, loss of, or damage to property. Tenant  waives and releases Landlord from any and all liability arising out of the use of the parking areas by Tenant, its employees, agents, invitees, and visitors, whether brought by any of such persons or any other person.

Tenant hereby agrees that Landlord shall have no liability whatsoever with respect to vehicles parked in each respective location. Landlord shall have the right to impose a validation system, barriers or gates, permits, stickers, or other system in connection  with the operation of any said parking areas. Upon ten (10) days written notice from Landlord, Tenant  shall furnish Landlord  or its authorized  agent with the state automobile license numbers assigned to the motor vehicles designated  by the Tenant utilizing the said parking areas.

SECTION 25
Building Directory

Landlord shall furnish and install, at Tenant's sole cost and expense, a listing for Tenant  in the Building directory in the ground floor lobby. Tenant shall submit its Building directory listing(s) to the Property Manager.  Tenant  shall be entitled  to one  (1) name listing. Any additional  listings shall be subject  to space  availability  on the Building  directory,  in Landlord's sole discretion.  At Tenant's sole cost  and expense, Landlord shall install an identification  sign on Tenant's entrance door in keeping with all other Building standard door signs. Landlord's acceptance of any name for listing on the Building directory or Tenant's entrance  door will not be deemed, nor will it substitute for, Landlord's consent,  as required by this lease, to any sublease, assignment or other occupancy of the Premises.

SECTION 26

Notwithstanding  anything  contained  herein  to the contrary, if Tenant  shall  at any time be in  default under  any  of  the  covenants  and  conditions   of  this  Lease,  and if Landlord   shall  commence   any proceedings  against  the Tenant  on the basis of such default, then Tenant  shall, in addition to normal costs  and  disbursements,   pay  Landlord's  reasonable   attorney's fees.  It  is  specifically  agreed  that reasonable attorney's fees shall be no less than seven hundred dollars ($700.00) for the commencement in any court of  any action  or proceeding  and one hundred  dollars  ($100.00)  for the preparation  and service of a "three day notice."

SECTION 27
REMOVAL  OF ELECTRICAL & TELECOMMUNICATIONS WIRES

a.           Landlord May Elect  to Either Remove  or Keep Wires. Within 30 days after the expiration or sooner termination of the Lease or at any time that any of the Wires (as defined below) are no longer in active use by Tenant, Landlord may elect ("Election Right") by written notice to Tenant to:

(i)
Retain any or all wires, cables, and similar installations appurtenant thereto ("Wires") installed by Tenant within the Premises or anywhere in the Building outside the Premises, including, without limitation, the plenums or risers of the Building;

(ii)
Remove any or all of the Wires and restore the Premises or the Building, as the case may be, to their condition existing prior to the installation of the Wires ("Wire Restoration Work").  Landlord, at its option, may perform such Wire Restoration Work at Tenant's sole cost and expense; or

(iii)	Require Tenant to perform all or part of the Wire Restoration Work at Tenant's sole cost and expense.

b.           Compliance with Laws  and  Discontinuance of Wire  Use. Tenant shall comply with all applicable laws with respect to the Wires, subject to Landlord's right to elect to retain the Wires.  In the event that Tenant discontinues the use of all or any part of the Wires or is no longer using all or any part of the Wires, Tenant shall within 30 days thereafter notify Landlord of same in writing, accompanied by a plan or other reasonable description of the current type, quantity, points of commencement and termination, and routes of reasonable description of the current type, quantity, points of commencement and termination, and routes of the Wires to allow Landlord to determine if Landlord desires to retain same.

c.           Condition of Wires. In the event Landlord elects to retain any or all of the Wires (pursuant to

Paragraph a(i) hereof), Tenant covenants that:

(i)	Tenant shall be the sole owner of the Wires, Tenant shall have the sole right to surrender the Wires, and the Wires shall be free of all liens and encumbrances; and
(ii)	All Wires shall be left in good condition, working order, properly labeled and capped orsealed at each end and in each telecommunications/electrical closet and junction box, and in safe condition.

d.         Landlord Retains Security Deposit. Notwithstanding anything to the contrary in Section 34, Landlord may retain Tenant's Security Deposit after the expiration or sooner termination of the Lease until one of the following events has occurred with respect to all of the Wires:

(i)	Landlord elects to retain the Wires pursuant to paragraph a(i)

(ii)	Landlord elects to perform the Wire Restoration Work pursuant to Paragraph a(ii) and theWire Restoration Work is complete and Tenant has fully reimbursed Landlord for all costs related thereto; or

(iii)	Landlord elects to require Tenant to perform the Wire Restoration Work pursuant to Paragraph a(iii) and the Wire Restoration Work is complete and Tenant has paid for all costs related thereto.

e.          Landlord Can  Apply Security Deposit. In the event that Tenant fails or refuses to pay all costs of the Wire Restoration Work within 30 days of Tenant's receipt of Landlord's notice requesting Tenant's reimbursement for or payment of such costs or otherwise fails to comply with the provisions of this Clause, Landlord may apply all or any portion of Tenant's Security Deposit toward the payment of any costs or expenses relative to the Wire Restoration Work or Tenant's obligations under this Clause.

f.          No Limit on Right to Sue.  The retention or application of such Security Deposit by Landlord pursuant to this Clause does not constitute a limitation on or waiver of Landlord's right to seek further remedy under law or equity.

g.         Survival.  The provisions of this Clause shall survive the expiration or sooner termination of the Lease.

SECTION 28
ANTI-TERRORISM AND MONEY LAUNDERING
 REPRESENTATION AND INDEMNIFICATION

Tenant certified that:

(i)
neither it, nor its officers, directors, or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, "Specifically Designated National or Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control ("SDN");

(ii)
neither it nor its officers, directors or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and

(iii)
neither it nor its officers, directors or controlling owners is in violation of Presidential Executive Order 13224, the USA Patriot Act, the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto.

Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorneys fees and costs) arising from or related to any breach of the foregoing certification.  Should Tenant, during the term of this Lease, be designated an SDN, Landlord may, at its sole option, terminate this Lease.

SECTION 29
RENT CONCESSION

Notwithstanding  anything to the contrary contained herein, Tenant shall not pay rent for the months of April 2012, April 2013, and April 2014.

SECTION 30
ADDITIONAL PAYMENT UPON DEFAULT

1n addition to all of Landlord's other remedies under this Lease, if Tenant defaults in performance of its obligations under this Lease, Tenant shall pay Landlord the following additional amounts in either (i) cash, or (ii) in shares equaling the amount due in Tenant's publicly traded entity, Ace Marketing & Promotions, Inc. (stock symbol: AMKT), said payment to become due and payable immediately at time of Tenant's default and removal from the Demised Premises:

•	If Tenant defaults in Year One of the Lease, Tenant shall pay to Landlord the amount of $160,000.00;
•	If Tenant defaults in Year Two of the Lease, Tenant shall pay to Landlord the amount of $106,666.67;
•	If Tenant defaults in Year Three of the Lease, Tenant shall pay to Landlord the amount of $53,333.33.

WITNESS FOR LANDLORD: /s/ ANGELA RONAN WITNESS FOR TENANT: _____________________________	SHELVIN PLAZA ASSOCIATES LLC By: /s/Vincent Polimeni Managing Member ACE MARKETING & PROMOTIONS, INC. BY: /s/ Sean Trepeta Director

SCHEDULE A

From April l, 2012 through March 31, 2013, the Base Rent shall be the annual sum of $123,556.20, payable in equal monthly installments on the first of each month of $10,296.35.

From April 1,  2013 through March 31, 2014, the Base Rent shall be the annual sum of $127,262.88, payable in equal monthly installments of $10,605.24.

From April 1,  2014 through March 31, 2015, the Base Rent shall be the annual sum of $131,080.68, payable in equal monthly installments on the first of each month of $10,923.39.

From April 1,  2015 through March 31, 2016, the Base Rent shall be the annual sum of $135,013.20, payable in equal monthly installments on the first of each month of $11,251.10.

From April 1, 2016 through March 31, 2017, the Base Rent shall be the annual sum of $139,063.56, payable in equal monthly installments on the first of each month of $11,588.63.

From April 1, 2017 through June 30, 2017, the Base Rent shall be the monthly sum of $11,936.29, payable in equal monthly installments on the first of each month.

EXHIBIT I
DESCRIPTION OF LANDLORD'S WORK

Tenant has inspected the Demised Premises and is thoroughly acquainted  with its condition  and agrees to take same "as is", subject to Landlord's Work described below.   Tenant acknowledges that the taking of possession of the Demised Premises by Tenant shall be conclusive evidence that the Premises were in good and satisfactory condition at the time possession was so taken.

Landlord's Work will be limited to that explicitly specified in this schedule. Exhibit "A"- Plan of Tenant Area

Exhibit "B"- Description of Landlord's Work

All materials unless otherwise indicated shall be Landlord's Building Standard.

Notwithstanding  anything  contained  in Exhibit  "A"  and Exhibit  "B",  Landlord,  at its own  cost  and expense, will construct the following additional improvements in and to the demised premises:

A. General:

Furnish and install all partitions, door, door bucks, 2' x 4' acoustic ceiling and grid, 18 cell parabolic lighting fixture (placement designated in accordance with building code), window treatments, electrical outlets (placement designated in accordance with building code), VCT Cove base, carpeting, HVAC (placement designed in accordance with building code), and wall finishes

B.   Reception/Room 'N':

a.  Furnish and install building upgrade Vinyl Wall Covering;

b.  Furnish and install building upgrade carpeting

C.  Vision Panels:

a. Furnish and install Vision Panels in the following rooms: A, B, C, E, E-1, and F

D. IT room/Room '0':

a. Furnish and install VCT Flooring

E.   Cubicles:

a. Furnish and install one 'quad' receptacle per every one work station

F.   Conference Room/Room 'E':

a.  Furnish and install building upgrade Vinyl Wall Covering b. Furnish and install building upgrade carpeting

G.  Pantry:

a.  Furnish and install building standard sink, hardware, and lower built-in cabinet.

EXHIBIT 2
DESCRIPTION OF TENANT'S WORK

A.        Procedure:

All Tenant's Work shall be strictly in accordance with the requirements of all applicable codes and ordinances, Landlord's insurance rating organization, the National Board of Fire Underwriters, the American Society of Heating & Air Conditioning Engineers, all public utility companies serving the Building and Landlord's mortgage lender. Tenant shall obtain approvals from governing authorities for its work including, but not limited to the following: Building Permit, Plumbing Permit, U.L. Certificates, Certificate of Occupancy.

B.        Definition of Work:
Tenant's Work is defined to be all work (other than work specifically designated as Landlord's Work in Exhibit D. All construction to be in accordance with plans to be approved by Landlord in writing prior to any commencement of Tenant's work.

C. All contractors utilized for any for any Tenant's Work and/or alteration or addition to any building systems including, but not limited to, electric, plumbing and HVAC  systems must be approved in writing by Skyline Management Corp.  prior to any commencement of Tenant's  work. All contractors performing any work for Tenant shall be licensed and shall furnish Landlord with Certificates of Insurance evidencing coverage for Liability in the amount of one million ($1,000,000) dollars single limit and Worker's Compensation naming      SHELVIN PLAZA ASSOCIATES LLC   (Landlord) and SKYLINE MANAGEMENT CORP., as managing agent, as additional insureds.

D.  Any noncompliance or violation of Sections B through C of this Exhibit 2 by Tenant, or Tenant's agents, employees, assigns, subtenants, or invitees shall be deemed a material breach of this lease and shall entitle Landlord, in addition to any other remedies contained in this lease, to liquidated damages to be paid by Tenant in the amount of $1,000.00 per day for every day any violation is outstanding and unremedied. Such $1,000.00 per day liquidated damages shall be deemed additional rent and shall be in addition to any and all damages caused by Tenant, Tenant's agents, employees, assigns, subtenants, or invitees to the Premises or Building system(s).

EXHIBIT 3
Cleaning Specifications

1. The Landlord shall perform the following general office cleaning services between the hours of 6:00 p.m.. and 7:00 a.m. from Monday through Friday of each week.

a.	Empty all waste paper baskets.
b.	Sweep and/or dustmop all hard surfaced flooring.
c.	Carpet sweep all areas requiring same. Said areas to be vacuumed clean twice weekly.
d.	Deposit all waste paper and other such rubbish in plastic bags (to be supplied by Contractor)
e.	Dust all desks and working surfaces which are free of clutter.
f.	Hand dust quarterly ventilating louvers.
g.	After cleaning, all electric lamps are to be extinguished and office doors securely locked.
h.	Do high dusting once per month.

2. No cleaning services shall be rendered on any legal and/or union holidays as specified in the following:
a.	New Year's Day
b.	Martin Luther King, Jr.'s Birthday
c.	President's Day
d.	Memorial Day
e.	Independence Day
f.	Labor Day
g.	Columbus Day
h.	Election day
i.	Thanksgiving Day
j.	Christmas Day

3.  Interior and exterior window cleaning shall be performed once each year.

EXHIBIT "B"
LANDLORD'S BUILDJNG STANDARD SPECJFICAITONS

Landlord, at its own cost and expense, will construct the following improvements in and to the demised premises.

Landlord's work will be limited to that explicitly specified in this schedule.

I.	PARTITIONS:

Landlord shall supply ceiling-high metal stud drywall partitions one (1) linear foot per 20 square feet of usable space with 5/8" sheet rock on both sides.

II.	CLOSETS:

Landlord shall supply closets as per tenant's plan. Closets will contain one (1) hat shelf, and one (1) coat rod. Maximum of one (1) closet for every 1,500 square feet of usable space.

III.	DOORS:

Landlord shall supply all necessary doors as per tenant's plan, in accordance with the following: corridor door to be 3'0" x 7'0". All doors to be set in 16 gauge pressed steel bucks. Maximum doors three (3) for every 1000 square feet of usable space.

IV.	HARDWARE:

Landlord shall supply all necessary building standard hardware such as brushed aluminum lever handles, latch sets, hinges, door stops and bucks where required.

V.	CEILNGS:

Landlord shall supply a 2'0" x 4'0" acoustical tile ceiling laid in exposed white tees throughout all tenant areas.

VI.	ELECTRICAL:

A. Lighting

Landlord shall supply in perimeter and interior working areas, recessed building standard 2' x 4' fluorescent light fixtures (except where conditions necessitate a surface mounted fixture). Initial bulbs supplied by Landlord; all subsequent replacements by tenant. Maximum one (l) fixture for each 72 square feet of net usable space.

B. Outlets

Supply duplex wall convenience outlets. Maximum of one (1) duplex outlet for every 10 lineal feet of wall.

C. Switches

Supply single pole switches as per tenant's plan. Maximum one (l) per room.

D. Telephone

Tenant shall make arrangements with any pay telephone company for installation of telephone service.

E. Circuits and Service

The building will contain sufficient electrical facilities to provide for all normal installations. The design capacity is based on a combined lighting and receptacle load of 4 watts per square foot of office area at 2081120 volts.

VII.	FLOORING:

Landlord shall supply Landlord's Building Standard carpeting.  Colors and textures to be  selected from samples submitted by Landlord. Maximum three (3) colors per suite and one (1) per room.  In all other non-carpeted areas,  Landlord to supply and install 1/8" vinyl composition tile  to  be selected by Tenant but limited to a maximum of 200 sq. ft. Landlord to supply and  install 4"  vinyl cove  base.

VIII.	PAINTING:

Landlord shall paint the entire premises (excluding the acoustical ceiling) in a good workman-like manner with two (2) coats of paint in colors to be selected by Tenant from building color chart, consisting of 29 colors. Tenant will be permitted four (4) of the standard colors per suite and one (1) per room.

IX.	HEATING AND AIR CONDITIONING:

Landlord will provide heating, ventilation and air conditioning to the Tenant in accordance with AMERICAN SOCIETY OF HEATING, REFRIGERATION AND AIR CONDITIONING ENGINEER (ASHRAE) standards.

Interior ceiling diffusers and return grilles shall be furnished free on a basis not to exceed one for each 300 square feet of usable area.

X.	SIGNS:

No signs shall be permitted on the exterior of the building or window except signs designating the building street number and signs identifying the name of the building. All interior signs shall be in a form, size and design as approved by Landlord.

XI.	SUBSTITUTIONS:

Tenant may substitute like items for Building Standard items, but no credits for Building Standard items will be given against the cost of items so substituted. No credit will be given for Building Standard items not utilized by Tenant.

The Landlord's Work outlined above is limited to and only applicable to the areas set forth on Exhibit "A''.